EXHIBIT 10.38

Transition Agreement

This Transition Agreement made as of June 29, 2012 among Vistaprint N.V. (“Vistaprint”), Vistaprint USA, Incorporated (“Vistaprint USA” and, together with Vistaprint, the “Company”) and Wendy Cebula.

WHEREAS, Ms. Cebula currently serves as the Company’s Chief Operating Officer;

WHEREAS, Ms. Cebula informed the Company of her desire to resign her executive officer position with the Company and her position with the Management Board of Vistaprint, while remaining employed in another capacity; and

WHEREAS, the Company and Ms. Cebula believe that it is in both of their interests for her to continue her employment as Chief Operating Officer until June 30, 2012 pursuant to the provisions set forth in this Transition Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1.     Transition Service and Beyond.

(a)    Service. The Company agrees that it will maintain Ms. Cebula’s employment as Chief Operating Officer until June 30, 2012 (the “Initial Transition Period”). During the Initial Transition Period, Ms. Cebula will continue to perform services on a full-time basis for the Company and will continue to receive the same level of pay and benefits from the Company that she received immediately prior to the execution of this Transition Agreement. After the Initial Transition Period and through September 7, 2012 (the “Second Transition Period”), she will remain a full-time employee, receiving annual base salary of $420,000. After the Second Transition Period, the parties expect her to remain employed on a fully at-will basis with a work schedule expected to be roughly 10-20 hours per week, with a salary of $200 per hour and with only such benefits, if any, to which she is entitled, based on her work schedule, under the Company’s general benefit plans.

(b)    Annual and Four-Year Vesting Cash Incentive Payments. As Ms. Cebula will have remained employed through the end of the Company’s fiscal year 2012, the Company shall pay her her fiscal year 2012 annual cash incentive award under the Company’s Performance Incentive Plan for Covered Employees (the “Plan”) based on the amount calculated pursuant to the terms of the applicable award agreement, in accordance with normal Company practice. Furthermore, with respect to Ms. Cebula’s outstanding four-year vesting long-term cash incentive awards granted under the Plan with respect to fiscal years 2010-2013, 2011-2014, and 2012-2015 (the “Long-Term Cash Incentive Awards”), the Cash Payment Amount due under each such award, if any, with respect to the Performance Period ending on the June 30, 2012 vesting date (as each such term is defined in the award agreements) becomes fully vested, with the Cash Payment Amount to be calculated in accordance with the terms of each respective award agreement. The Company shall pay any such Cash Payment Amounts on or before September 15, 2012. All such Long-Term Cash Incentive Awards with respect to any other Performance Periods shall be cancelled, and Ms. Cebula shall not be entitled to any Cash Payment Amounts related thereto.

(c)    Share Options and Restricted Share Units. Any share options and restricted share unit awards Ms. Cebula holds with respect to the ordinary shares of Vistaprint granted to Ms. Cebula under the Vistaprint Amended and Restated 2005 Equity Incentive Plan and the Vistaprint 2011 Equity Incentive Plan will remain outstanding and continue to vest as scheduled through the Second Transition Period, so long as she remains employed for that period and without any extension of their original final expiration date. At the end of the Second Transition Period, (1) all then unvested restricted share units held by Ms. Cebula will expire and be forfeited even if she remains employed thereafter on a part-time basis, and (2) all share options then held by Ms. Cebula will cease vesting, but any options or portions of options that are vested as of the end of the Second Transition Period will remain in effect until the earlier of (i) three months after Ms. Cebula ceases to be an Eligible Participant (as defined in the nonqualified share option agreement evidencing each such option) or (ii) the end of the original term for each such option. Ms. Cebula agrees to these changes as of the end of the Second Transition Period even if her employment continues, at a greatly reduced level, thereafter.

2.Termination of Existing Executive Retention Agreement. This Transition Agreement supersedes and replaces in its entirety Ms. Cebula’s Amended and Restated Executive Retention Agreement amended and restated as of October 23, 2009 (the “Executive Retention Agreement”), which shall hereafter be null and void and of no further force and effect, and she shall have no further rights under that agreement in the event of a future termination of employment.
3.Amendment. This Transition Agreement may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
4.No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
5.Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.
6.Voluntary Assent. Ms. Cebula affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Transition Agreement, and that she fully understand the meaning and intent of this agreement. Ms. Cebula states and represents that she has had an opportunity to fully discuss and review the terms of this Transition Agreement with an attorney.
7. Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.
8. Jury Trial Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS

CONTEMPLATED UNDER THIS AGREEMENT OR OTHERWISE RELATING TO MS. CEBULA’S EMPLOYMENT.
9.    Entire Agreement. This Transition Agreement contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede the obligations of Ms. Cebula set forth in her Invention and Non-Disclosure Agreement and her Non-Competition and Non-Solicitation Agreement (collectively, the “Restrictive Covenants”) with the Company. It supersedes any entitlement to post-employment compensation or benefits (other than with respect to accrued but unpaid salary, accrued but unpaid vacation/PTO, or general benefit programs due with respect to service while employed).
Signatures on Following Page

Witness our hands and seals:

VISTAPRINT N.V.                    WENDY CEBULA
By:/s/Ernst J. Teunissen                /s/Wendy Cebula
Name:    Ernst J. Teunissen

Title:	Chief Financial Officer and Member, Management Board
VISTAPRINT USA, INCORPORATED
By:/s/Lawrence Gold
Name:    Lawrence Gold
Title:    Senior Vice President and General Counsel